Exhibit 99.3

NOTICE TO BROKERS-DEALERS

REALOGY CORPORATION

Offer to Exchange up to $1,700,000,000 Aggregate Principal Amount of its

10.50% Senior Notes Due 2014 which have been registered under the Securities Act of 1933, as amended,

For Any and All of its Outstanding

10.50% Senior Notes Due 2014,

up to $550,000,000 Aggregate Principal Amount of its

11.00%/11.75% Senior Toggle Notes Due 2014 which have been registered under the Securities Act of 1933, as amended,

For Any and All of its Outstanding

11.00%/11.75% Senior Toggle Notes Due 2014

and up to $875,000,000 Aggregate Principal Amount of its

12.375% Senior Subordinated Notes Due 2015 which have been registered under the Securities Act of 1933, as amended,

For Any and All of its Outstanding

12.375% Senior Subordinated Notes Due 2015

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON FEBRUARY 8, 2008, UNLESS EXTENDED.

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Realogy Corporation (the “Issuer”) is offering, upon the terms and subject to the conditions set forth in the Prospectus dated January 9, 2008 (the “Prospectus”) and the accompanying Letter of Transmittal enclosed herewith (which together constitute the “Exchange Offer”), to (i) exchange its 10.50% Senior Notes Due 2014 (the “New Senior Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal aggregate principal amount of its outstanding 10.50% Senior Notes Due 2014 (the “Old Senior Notes”), (ii) exchange its 11.00%/11.75% Senior Toggle Notes Due 2014 which have been registered under the Securities Act (the “New Toggle Notes”) for an equal aggregate principal amount of its outstanding 11.00%/11.75% Senior Toggle Notes Due 2014 (the “Old Toggle Notes”) and (iii) exchange its 12.375% Senior Subordinated Notes Due 2015 which have been registered under the Securities Act (the “New Senior Subordinated Notes” and, together with the New Senior Notes and the New Toggle Notes, the “Exchange Notes”) for an equal aggregate principal amount of its outstanding 12.375% Senior Subordinated Notes Due 2015 (the “Old Senior Subordinated Notes” and, together with the Old Senior Notes and the Old Toggle Notes, the “Old Notes”). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Old Notes under certain circumstances relating to the Registration Rights Agreement, dated April 10, 2007, among the Issuer, the guarantors named therein and the initial purchasers of the Old Senior Notes, the Registration Rights Agreement, dated April 10, 2007, among the Issuer, the guarantors named therein and the initial purchasers of the Old Toggle Notes and the Registration Rights Agreement, dated April 10, 2007, among the Issuer, the guarantors named therein and the initial purchasers of the Old Senior Subordinated Notes.

THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFER—CERTAIN CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Prospectus, dated January 9, 2008;

2. The Letter of Transmittal for your use (unless Old Notes are tendered by an Agent’s Message) and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Old Notes);

3. A form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

4. A Notice of Guaranteed Delivery;

5. An IRS Form W-9 (Request for Taxpayer Identification Number and Certification); and

6. A return envelope addressed to Wells Fargo Bank, National Association, the Exchange Agent.

YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 8, 2008, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

In all cases, exchanges of Old Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Old Notes, or confirmation of book entry transfer of such Old Notes, as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent’s Message and (c) any other required documents.

Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or an Agent’s Message and in either case together with any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Guaranteed Delivery Procedures” in the Prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Issuer will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of Notes pursuant to the Exchange Offer. The Issuer will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of Notes to it except as otherwise provided in the Instructions of the Letter of Transmittal.

Questions and requests for assistance with respect to the Exchange Offer may be directed to the Exchange Agent at Wells Fargo Bank, National Association, Attn: Ms. Maddy Hall, Assistant Vice President, Corporate Trust Services, 707 Wilshire Blvd., 17th Floor, Los Angeles CA 90017. Requests for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at Wells Fargo Bank, National Association, Attn: Bondholder Communications, 808 2nd Avenue S, Minneapolis, MN 55402 or by telephone at (800) 344-5128.

Very truly yours,

REALOGY CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT, OF THE ISSUER OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF THE ISSUER IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.